UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
HELEN OF TROY LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑    No fee required
☐    Fee paid previously with preliminary materials.
☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A filing consists of the following communication relating to the Proxy Statement (the “Proxy Statement”) of Helen of Troy Limited (the “Company”) filed on June 24, 2022 for the Company’s annual general meeting scheduled to be held on August 24, 2022 (“Annual Meeting”).

As disclosed in the Proxy Statement, in August 2018, Vincent Carson retired from his positions as the Company’s Chief Legal Officer and Secretary, which he had held since May 2014. Mr. Carson is a nominee for director for election at the Annual Meeting. Under NASDAQ Stock Market LLC (“NASDAQ”) rules, a director may be independent if he or she was not employed by the Company during the past three years. Accordingly, the Board of Directors determined that Mr. Carson is an independent director as defined in the applicable listing standards for companies traded on the NASDAQ. Certain stakeholders of the Company have advised the Company of their view that a five-year lookback period is required of former employees for service on certain committees of the Board of Directors as an independent director. In order to address the five-year lookback period required by these stakeholders, Mr. Carson has advised the Company that he will resign from the committees he serves on or before the Annual Meeting. Additionally, if elected as a director at the Annual Meeting, the Board of Directors will not assign Mr. Carson to any committees of the Board of Directors during the remainder of the five-year lookback period required from his retirement date in 2018.
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